UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GLOBAL SHIP LEASE, INC.

(Exact Name Of Registrant As Specified In Charter)

Republic of the Marshall Islands	N/A
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Global Ship Lease Services Limited Portland House, Stag Place London, United Kingdom	SW1E 5RS
(Address of principal executive offices, including zip code)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Depositary Shares, each of which represents a 1/100th interest in a share of 8.75% Series B Cumulative Redeemable Perpetual Preferred Shares	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-197518

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered

This registration statement on Form 8-A relates to the issuance by Global Ship Lease, Inc. (the “Company”) of 1,400,000 depositary shares (the “Depositary Shares”), each of which represents a 1/100th interest in a share of the Company’s 8.75% Series B Cumulative Redeemable Perpetual Preferred Shares (the “Series B Preferred Shares”), par value $0.01 per share, with a liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share). For a description of the Series B Preferred Shares and Depositary Shares, reference is made to the information set forth under the heading “Description of Series B Preferred Shares and Depositary Shares” in the Company’s Prospectus Supplement, dated August 13, 2014, to the Prospectus, dated July 30, 2014, which constitutes a part of the Company’s Registration Statement on Form F-3 (File No. 333-197518), filed under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference.

Item 2.	Exhibits

3.1	Amended and Restated Articles of Incorporation of GSL Holdings, Inc. (incorporated by reference to Exhibit C to Exhibit 2.1 of Marathon Acquisition Corp.’s Current Report on Form 8-K (File No. 001-32983) filed on July 8, 2008).

3.2	Certificate of Designations of the Series B Cumulative Redeemable Perpetual Preferred Shares (incorporated by reference to Exhibit 3.1 to the Company’s Report on Form 6-K filed with the Securities and Exchange Commission (the “Commission”) on August 20, 2014).

3.3	Amended and Restated By-laws of GSL Holdings, Inc. (incorporated by reference to Exhibit 3.2 of Global Ship Lease, Inc.’s Registration Statement on Form F-4 (File No. 333-150309) filed on April 18, 2008).

4.1	Form of Preferred Share Certificate evidencing the 8.75% Series B Cumulative Redeemable Perpetual Preferred Shares (incorporated by reference to Exhibit 4.2 to the Company’s Report on Form 6-K filed with the Commission on August 20, 2014).

4.2	Deposit Agreement, dated as of August 20, 2014, by and among Global Ship Lease, Inc., Computershare Inc and Computershare Trust Company, N.A., as applicable, as depositary, registrar and transfer agent, and the holders from time to time of Depositary Receipts (incorporated by reference to Exhibit 4.1 to the Company’s Report on Form 6-K filed with the Commission on August 20, 2014).

4.3	Form of Depositary Receipt (included as part of Exhibit 4.2).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 20, 2014

Global Ship Lease, Inc.

By:	/s/ Ian Webber
Name:	Ian Webber
Title:	Chief Executive Officer